Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
June 5, 2009	CONTACT: John M. Mendez
(276) 326-9000
First Community Bancshares, Inc. Announces Pricing of Common Stock Offering
Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) (“First Community”) announced today that it has priced a public offering of 4.6 million shares of common stock at $12.50 per share for gross proceeds of $57.5 million. First Community expects to close the sale of the shares of common stock on or about June 10, 2009, subject to customary closing conditions. Sandler O’Neill + Partners, L.P. is acting as the lead book-running manager and Raymond James & Associates, Inc. is acting as co-manager for the offering. The underwriters will have a 30-day option to purchase up to an additional 690,000 shares of common stock from First Community at the offering price to cover over-allotments, if any.
“We are very pleased with the strong interest from both institutional and retail investors,” said John M. Mendez, President and Chief Executive Officer. “The additional capital will enable us to repurchase our TARP investment, subject to receipt of regulatory approval, as well as to increase our tangible common equity, and support the continued growth and expansion of our franchise.”
First Community has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Prospective investors should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that First Community has filed with the SEC for more complete information about First Community and the offering. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and the prospectus relating to the offering may be obtained from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, (800) 635-6855 or Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, (800) 248-8863.
This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.20 billion financial holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. provides financial, trust and investment advisory services and insurance products to individuals and commercial customers through 71 locations in the five states of Virginia, West Virginia, North Carolina, South Carolina, and Tennessee. First Community Bank, N. A. offers wealth management services through its Trust & Financial Services Division and Investment Planning Consultants, Inc., a registered investment advisory firm which offers wealth management and investment advice. First Community’s wealth management group managed assets with a market value of $791 million at March 31, 2009. First Community is also the parent company of GreenPoint Insurance Group, Inc., a full-service insurance agency located in High Point, North Carolina. First Community’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”. Additional investor information can be found on the Internet at www.fcbinc.com.
Cautionary Statement Regarding Forward Looking Statements
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.